Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-212248 and 333-231735), Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-212249) and Registration Statement on Form S-3 (File No. 333-231878) of Hertz Global Holdings, Inc. of our report dated February 25, 2019, except for the effects of the rights offering discussed in Note 16 and the changes to segment information disclosed in Note 17, as to which the date is February 25, 2020, relating to the financial statements and financial statement schedules which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
February 25, 2020